                                                                 EXHIBIT 10.40.1



                                    May 5, 1997


Robert L. Capizzi, M.D.
100 Turnbridge Circle
Haverford, PA  19041

          Re:  AGREEMENT DATED AS OF MARCH 4, 1996 (THE "AGREEMENT")
               -----------------------------------------------------

Dear Dr Capizzi:

The purpose of this letter is to confirm our arrangements to extend your consulting relationship with U.S. Bioscience by modifying the Agreement in certain respects, as follows. All capitalized terms used herein are used as defined in the Agreement.

As provided in the Agreement, your Term as an employee and Senior Scientific Advisor would terminate at the close of business on May 31, 1997. We are very pleased that you have agreed to continue to serve as a consultant to U.S. Bioscience from May 31, 1997 through May 31, 1998 (the "Consulting Term"), which Consulting Term may be extended by mutual agreement of the parties, under the following terms and conditions:

     (a) All of the stock options granted to you by U.S. Bioscience on or before February 21, 1995 will continue to vest during the Consulting Term, and you will be entitled to exercise (including cashless exercise) these options, to the extent vested, during the Consulting Term and for a period of three months thereafter. The options granted to you on March 11, 1996 will continue to vest and will remain exercisable in accordance with the terms set forth in the Non-Statutory Stock Option dated March 11, 1996.

     (b) At all times during the Consulting Term when you are also a director of U.S. Bioscience, you will have the same rights as a director of U.S. Bioscience as those afforded, from time to time, to the other directors. For purposes of determining your eligibility for annual director's fees payable to non-employee directors, or options in lieu thereof under the 1996 Non-employee Directors Stock Option Plan, you will be considered to be a non-employee director of U.S. Bioscience from and after the date of May 31, 1997.

     (c) You will provide at the request of U.S. Bioscience consulting services during the Consulting Term. The parties acknowledge that it is difficult to predict with

Robert L. Capizzi, M.D.
May 5, 1997
Page 2

         precision the exact number of hours of consulting services that will be requested and provided under this Agreement, however, you shall be required to provide at least 40 hours of consulting services per year hereunder. Such consulting services may include, but shall not be limited to: (i) speaking on behalf of U.S. Bioscience or its products;
         (ii) assistance in addressing clinical or preclinical questions; (iii) assistance in preparing position papers; (iv) contacting potential investigators on behalf of U.S. Bioscience and assisting in study design; and (v) assisting U.S. Bioscience to assign, obtain, maintain and enforce proprietary rights relating to inventions conceived or reduced to practice during your employment with U.S. Bioscience which relate to any of its products, services or activities. U.S. Bioscience will make reasonable efforts to provide you with advance notice when requesting your services and you will make reasonable efforts to adapt your schedule to comply with U.S. Bioscience's reasonable requests. Certain of the consulting services may be performed by telephone and/or by written communication and other such services may require your presence, whether at U.S. Bioscience's facilities, potential investigators' facilities, meeting with regulatory authorities, professional meetings, meetings arranged by commercial partners, or otherwise. It is expressly understood and agreed that during the Consulting Term you may be employed on a full-time basis. You represent to U.S. Bioscience that the terms of this letter do not, and will not, conflict with the terms of any of your employment or consulting arrangements. Consulting services in excess of 80 hours per year during the Consulting Term shall be compensated at a rate to be mutually agreed by the parties. U.S. Bioscience shall advance to you or reimburse promptly all reasonable costs and expenses related to such consulting services, including but not limited to secretarial support services, literature searches, slide preparation, conference registration, travel and accommodations, and other reasonable expenses appropriate to your representation of U.S. Bioscience at conferences and professional meetings. It is understood that such expenses shall be subject to written approval in advance by U.S. Bioscience.

     (d) In rendering consulting services hereunder, you will make appropriate disclosure to third parties (e.g., IRB's, potential investigators, research subjects, regulatory authorities, professionals) of all financial ties and relationships between you and U.S. Bioscience. You also agree to make appropriate disclosure in connection with any of your publications which relate to any U.S. Bioscience compound.

     (e) You will comply with federal securities laws and regulations with respect to transactions in U.S. Bioscience securities, as well as the procedures and practices

Robert L. Capizzi, M.D.
May 5, 1997
Page 3

         set forth in the U.S. Bioscience Securities Law Guidebook, as amended from time to time.

     (f) The parties confirm that at the termination of your Term as an employee, May 31, 1997, you shall no longer be eligible to receive the benefits set forth in the Agreement under Section 2(a), 2(c) or 2(d).

Except as modified by this letter, the parties agree that the Agreement is confirmed to be and shall remain in full force and effect.

Please indicate your acceptance of the terms set forth in this letter in the space provided below and return it to me. An additional executed copy of this letter is enclosed for your file.

                         Sincerely yours,

                         U.S. Bioscience, Inc.



                         By:  /s/ Philip S. Schein
                            -----------------------------
                               Philip S. Schein, M.D.
                               Chairman and Chief Executive Officer



Accepted and agreed as of the 8th day of May, 1997:
                              ---



/s/ Robert L. Capizzi
----------------------------
Robert L. Capizzi, M.D.